                                  Exhibit 10.26

                                                                       EXECUTION
                                                                            COPY

                           LOAN AND SECURITY AGREEMENT

                                     between

                       THE CIT GROUP/BUSINESS CREDIT, INC.

                                       and

                                G+G RETAIL, INC.

                                   $30,000,000

                                as of May 2, 2001

                        --------------------------------

                   Wolf, Block, Schorr and Solis-Cohen, L.L.P.

                                 250 Park Avenue

                            New York, New York 10177

                   -------------------------------------------

                                TABLE OF CONTENTS


                                                                                                               Page

SECTION 1.        DEFINITIONS.....................................................................................1


SECTION 2.        CREDIT FACILITIES..............................................................................13

      2.1         Loans..........................................................................................13
      2.2         Letter of Credit Accommodations................................................................15
      2.3         Availability Reserves..........................................................................17

SECTION 3.        INTEREST AND FEES..............................................................................17

      3.1         Interest.......................................................................................17
      3.2         Loan Facility Fee..............................................................................19
      3.3         Administrative Fee.............................................................................19
      3.4         Unused Line Fee................................................................................19
      3.5         Changes in Laws and Increased Costs of Loans...................................................19

SECTION 4.        CONDITIONS PRECEDENT...........................................................................20

      4.1         Conditions Precedent to Initial Loans and Letter
                  of Credit Accommodations.......................................................................20
      4.2         Conditions Precedent to All Loans and Letter
                  of Credit Accommodations.......................................................................22

SECTION 5.        SECURITY INTEREST..............................................................................22


SECTION 6.        COLLECTION AND ADMINISTRATION..................................................................23

      6.1         Borrowers' Loan Account(s).....................................................................24
      6.2         Statements.....................................................................................24
      6.3         Collection of Accounts.........................................................................24
      6.4         Payments.......................................................................................26
      6.5         Authorization to Make Loans....................................................................26
      6.6         Use of Proceeds................................................................................27

SECTION 7.        COLLATERAL REPORTING AND COVENANTS.............................................................27

      7.1         Collateral Reporting...........................................................................27
      7.2         Accounts Covenants.............................................................................28
      7.3         Inventory Covenants............................................................................29
      7.4         Power of Attorney..............................................................................30
      7.5         Right to Cure..................................................................................31
      7.6         Access to Premises.............................................................................31


SECTION 8.        REPRESENTATIONS AND WARRANTIES.................................................................31

      8.1         Corporate Existence, Power and Authority; Subsidiaries.........................................32
      8.2         Financial Statements; No Material Adverse Change...............................................32
      8.3         Chief Executive Office; Collateral Locations...................................................32
      8.4         Priority of Liens; Title to Properties.........................................................32
      8.5         Tax Returns....................................................................................33
      8.6         Litigation.....................................................................................33
      8.7         Compliance with Other Agreements and Applicable Laws...........................................33
      8.8         Environmental Compliance.......................................................................34
      8.9         Credit Card Agreements.........................................................................35
      8.10        Employee Benefits..............................................................................35
      8.11        Bank Accounts..................................................................................36
      8.12        Accuracy and Completeness of Information.......................................................36
      8.13        Survival of Warranties; Cumulative.............................................................36

SECTION 9.        AFFIRMATIVE AND NEGATIVE COVENANTS.............................................................36

      9.1         Maintenance of Existence.......................................................................36
      9.2         New Collateral Locations.......................................................................37
      9.3         Compliance with Laws, Regulations, Etc.........................................................37
      9.4         Payment of Taxes and Claims....................................................................37
      9.5         Insurance......................................................................................38
      9.6         Financial Statements and Other Information.....................................................38
      9.7         Sale of Assets, Consolidation, Merger,
                  Formation or Acquisition of Subsidiaries, Dissolution, Etc.....................................40
      9.8         Encumbrances...................................................................................42
      9.9         Indebtedness; Repayments and Prepayments of Certain Indebtedness...............................43
      9.10        Loans, Investments, Guarantees, Etc............................................................45
      9.11        Dividends and Redemptions......................................................................46
      9.12        Transactions with Affiliates...................................................................47
      9.13        Credit Card Agreements.........................................................................47
      9.14        Net Worth......................................................................................48
      9.15        Compliance with ERISA..........................................................................48
      9.16        Additional Bank Accounts.......................................................................48
      9.17        Costs and Expenses.............................................................................49
      9.18        Further Assurances.............................................................................49

SECTION 10.       EVENTS OF DEFAULT AND REMEDIES.................................................................49

      10.1        Events of Default..............................................................................50
      10.2        Remedies.......................................................................................51

SECTION 11.       JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW...................................53

      11.1        Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver..........................53





      11.2        Waiver of Notices..............................................................................54
      11.3        Amendments and Waivers.........................................................................54
      11.4        Waiver of Counterclaims........................................................................54
      11.5        Indemnification................................................................................54

SECTION 12.       TERM OF AGREEMENT; MISCELLANEOUS...............................................................55

      12.1        Term...........................................................................................55
      12.2        Notices........................................................................................56
      12.3        Partial Invalidity.............................................................................57
      12.4        Successors.....................................................................................57
      12.5        Confidentiality................................................................................57
      12.6        Entire Agreement...............................................................................58


ANNEXES

Annex A        -   Closing Document Checklist

EXHIBITS

Exhibit A      -   Information Certificate
Exhibit B      -   form of Revolving Credit Note

SCHEDULES

Schedule 6.3   -   bank accounts
Schedule 8.3   -   address of chief executive office and locations of records
Schedule 8.4   -   existing liens
Schedule 8.8   -   environmental matters
Schedule 8.9   -   Credit Card Agreements
Schedule 9.9   -   existing indebtedness and obligations
Schedule 9.10  -   existing loans, advances and guarantees
Schedule 9.12  -   employment agreements

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT dated as of May 2, 2001, is entered into by and among THE CIT GROUP/BUSINESS CREDIT, INC. ("Lender"), G+G RETAIL, INC., a Delaware corporation ("G+G" or a "Borrower") and each Person that may become a borrower hereunder, pursuant to the terms of Section 9.7 hereof (each such Person, including G+G, individually a "Borrower" and collectively, "Borrowers").

                              W I T N E S S E T H:

         WHEREAS, Borrowers have requested that Lender enter into certain financing arrangements with Borrowers pursuant to which Lender may make loans and provide other financial accommodations to Borrowers; and

         WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS: All terms used herein which are defined in Article 1 or
Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrowers pursuant to the definitions set forth in the recitals hereto, unless the context otherwise requires, shall mean each and all of them and their respective successors and assigns, individually and collectively, jointly and severally. All references to Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section
11.3 or cured, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         "Accounts" shall mean all present and future rights of each Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance, and including, without limitation, Credit Card Receivables.

         "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         "Applicable Increment" shall mean, on any date of determination, with respect to any Prime Rate Loan or any Eurodollar Rate Loan, the applicable percentage set forth below under the applicable caption, based upon the Leverage Ratio corresponding thereto for the period of four (4) consecutive Fiscal Quarters ending immediately prior to such date of determination. The Applicable Increment shall apply during the period commencing on the first day of the month following the month during which Lender shall have received the financial statements required to be delivered pursuant to Section 9.6(a)(ii) for any referenced period of four (4) consecutive Fiscal Quarters, and ending on the last day of the month during which Lender shall have received such financial statements for the next succeeding period of four (4) consecutive Fiscal Quarters, provided, however, that until such time as the Lender receives the financial statements required to be delivered pursuant to Section 9.6(a)(ii) for the period of four (4) consecutive Fiscal Quarters ending on the Saturday closest to July 31, 2001, the Applicable Increment shall be those set forth below opposite Case 2.

Leverage Ratio                        Applicable Increment for Prime      Applicable Increment for
                                      Rate Loans                          Eurodollar Rate Loans

Case 1                                .00%                                1.50%
Case 2                                .00%                                1.75%
Case 3                                .00%                                2.00%
Case 4                                .25%                                2.25%

         "Applicable Percentage" shall mean (a) eighty-four per cent (84%) for each of the months of December, January, February, March, April, May and June and (b) eighty-six percent (86%) for each of the months of July, August, September, October and November.

         "Appraisal Firm" shall mean, on the Closing Date, the firm of Great American Appraisal and Valuation Services LLC and, at all times after the Closing Date, such firm or any other reputable firm ("another appraiser") engaged by or at the direction of Lender, at Borrowers' expense, to conduct from time to time examinations and appraisals of the value (including without limitation the "going out of business" value) of Borrowers' Inventory, provided, however, that in the event that Lender determines, after the Closing Date, to engage another appraiser, such determination shall be made in Lender's commercially reasonable judgment, based on all of the facts and circumstances then existing.

         "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations that would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks that, as determined by Lender in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value, including without limitation on account of inventory shrinkage, price adjustments, damages, discounts, returns, claims and allowances, (ii) the assets, business or prospects of any Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default, or (d) to reflect outstanding Letter of Credit Accommodations as provided in Section
2.2 hereof or (e) the aggregate amount of deposits, if any, received by Borrowers from their retail customers in respect of unfilled orders for merchandise, or (f) the aggregate unused amount of gift certificates, if any, purchased by or for the benefit of Borrower's retail customers, to the extent such unused amount exceeds $250,000 in the aggregate or (g) (i) amounts due or to become due in respect of use and/or withholding taxes and (ii) at any time when Excess Availability is less than $5,000,000, amounts due or to become due in respect of sales taxes, or (h) amounts owing by Borrowers to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements. In addition to, and not in limitation of the foregoing, if on the date of receipt by Lender of a Rent Report, the sum of the aggregate amounts set forth under clause (i) and clause (ii) of such Rent Report applicable to all leased locations as to which Lender determines, in the exercise of its commercially reasonable judgment, that the landlord has any rights in and to the Collateral pursuant to applicable law, equals or exceeds $250,000, then Lender shall have the right to establish an Availability Reserve in an aggregate amount equal to such sum.

          "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

         "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

         "Capital Stock" shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or partnership interests and any options or warrants with respect to any of the foregoing.

         "Case 1" shall mean a Leverage Ratio of less than 3.25 to 1.00.

         "Case 2" shall mean a Leverage Ratio of equal to or greater than 3.25 to 1.00, and less than 4.25 to 1.00.

         "Case 3" shall mean a Leverage Ratio of equal to or greater than 4.25 to 1.00, and less than 5.25 to 1.00.

         "Case 4" shall mean a Leverage Ratio of equal to or greater than 5.25 to 1.00.

         "Cash Equivalents" means (a) United States dollars (including, without limitation, such dollars as are held as overnight bank deposits and demand deposits with banks, which deposits are insured by the Federal Deposit Insurance Corporation), (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition and bankers' acceptances with maturities not exceeding one year, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and rated "A3" or better by Moody's Investors Service, Inc. and "A-" or better by Standard & Poor's Rating Group, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above, (e) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc or Standard & Poor's Ratings Group and in each case maturing within nine months after the date of acquisition, and (f) money market funds, the portfolios of which are limited to investments described in clauses
(a) through (e) above.

         "Change Of Control" shall mean (i) at any time prior to the consummation of an initial public offering of the capital stock of Parent pursuant to a registration statement filed under the Securities Act of 1933, as amended (other than a registration statement on Form S-8) and in which the Parent receives gross proceeds equal to or greater than $30,000,000, the Initial Holders, on a collective basis, cease to be the "beneficial owners" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing at least a majority of the total voting power of the outstanding capital stock of Parent that is entitled to vote in the election of the Board of Directors of Parent or (ii) at any time prior to the consummation of an initial public offering of the capital stock of G+G pursuant to a registration statement filed under the Securities Act of 1933, as amended (other than a registration statement on Form S-8) and in which G+G receives gross proceeds equal to or greater than $30,000,000, Parent ceases to be the beneficial owner of securities representing at least a majority of the total voting power of the outstanding capital stock of G+G that is entitled to vote in the election of the Board of Directors of G+G.

         "Closing Date" shall mean the later of May 2, 2001 and the date on which all of the conditions precedent contained in Section 4.1 hereof shall have occurred or shall have been waived in writing by Lender.

         "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         "Collateral" shall have the meaning set forth in Section 5 hereof.

         "Cost" shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined on a first-in-first-out basis under the retail method of accounting in accordance with GAAP.

         "Credit Card Acknowledgments" shall mean, individually and collectively, the agreements in writing, executed by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Lender acknowledging Lender's first priority security interest in the monies due and to become due to any Borrower or Obligor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         "Credit Card Agreements" shall mean all agreements now or hereafter entered into by any Borrower or Obligor with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.9 hereto.

         "Credit Card Issuer" shall mean any person (other than Borrower(s) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

         "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrowers' or Obligors' sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

         "Credit Card Receivables" shall mean collectively, (a) all present and future rights of Borrowers to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of Borrowers to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

         "EBITDA" shall mean, for any period, Net Income for such period plus, to the extent deducted in determining Net Income for such period, the aggregate amount of interest expense and income tax expense for such period, and all depreciation, amortization and other non-cash charges for such period, minus, to the extent included in determining Net Income for such period, the aggregate amount of interest income for such period, that has been deferred or has not been paid in cash, all determined in accordance with GAAP on a consistent basis, but excluding the effect of non-cash extraordinary or non-reoccurring gains and losses for such period.

         "Eligible Accounts" shall mean the gross amount of Borrowers' Credit Card Receivables that are subject to a valid, first priority and fully perfected security interest in favor of Lender, which conform to the warranties contained herein and which, at all times, continue to be acceptable to Lender in the exercise of its reasonable business judgment. In general, Eligible Accounts shall not include (a) any Credit Card Receivable, if the Credit Card Acknowledgement executed by the Credit Card Issuer or Credit Card Processor in respect of such Credit Card Receivable shall not then be in full force and effect; (b) any Credit Card Receivable that remains unpaid for more than six (6) days after the date on which the sales slip, credit card charge slip, or similar documentation evidencing the transaction giving rise to such Credit Card Receivable shall have been submitted for payment by the applicable Borrower to the applicable Credit Card Issuer or Credit Card Processor, as the case may be;
(c) any Credit Card Receivable, the Credit Card Issuer or Credit Card Processor in respect of which is (i) insolvent, (ii) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law (iii) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (iv) financially unacceptable to Lender or has a credit rating unacceptable to Lender; and (d) any other reasons deemed necessary by Lender in its reasonable judgement, including without limitation those that are customary in the commercial finance industry in general or in the lending practices of Lender, specifically. General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Lender has no notice thereof, which adversely affected or could reasonably be expected to adversely affect Credit Card Receivables in the good faith determination of Lender. Lender will not establish new criteria for Eligible Accounts if Lender has established an Availability Reserve for the same purpose and Lender will use its best efforts to promptly notify Borrowers of any new criteria established by Lender. Any Credit Card Receivables which do not constitute Eligible Accounts shall nevertheless be part of the Collateral.

         "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrowers that are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) packaging and shipping materials; (b) supplies used or consumed in Borrowers' business; (c) Inventory at premises other than those owned or leased and controlled by Borrowers; (d) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (e) Inventory purchased on layaway plan; (f) bill and hold goods; (g) unserviceable, obsolete or slow moving Inventory; (g) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (i) damaged and/or defective Inventory (j) returned Inventory that is not held for resale; (k) Inventory to be returned to vendors;
(l) Inventory subject to deposits made by customers for sales of Inventory that has not been delivered; (m) samples; (n) Inventory purchased or sold on consignment; and (o) Inventory purchased from an affiliate of Borrowers at a purchase price exceeding the fair market value of such Inventory, to the extent of such excess purchase price. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Lender has no notice thereof, which adversely affected or could reasonably be expected to adversely affect the Inventory in the good faith determination of Lender. Lender will not establish new criteria for Eligible Inventory if Lender has established an Availability Reserve for the same purpose and Lender will use its best efforts to promptly notify Borrowers of any new criteria established by Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

         "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrowers and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii applicable state counterparts to such laws, and (ii any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

         "Equipment" shall mean all of Borrowers' now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         "ERISA Affiliate" shall mean any person required to be aggregated with Borrowers or any of their subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers.

         "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the least of (i) the amount of the Loans available to Borrowers as of such time based on the applicable lending formulas multiplied by the Cost of Eligible Inventory and the amount of Eligible Accounts, respectively, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder,
(ii) the amount of the Indenture Limit as of such time and (iii) the Maximum Credit, minus (b) the sum of (i) the amount of all then outstanding and unpaid Obligations, plus (ii) (A) the aggregate amount of all trade payables of Borrowers which are more than forty- five (45) days past due as of such time minus (B) the lesser of (x) the amount of all trade payables which are more than forty-five (45) days past due which Borrowers are in good faith contesting, to the extent each such payable is so contested and (y) $500,000.

         "Event Of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

         "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         "Fiscal Quarter" shall mean, with respect to Borrowers, each three (3) month period ending on the Saturday closest to April 30, July 31, October 31 and January 31 of each Fiscal Year.

         "Fiscal Year" shall mean, with respect to Borrowers, the period of four
(4) consecutive Fiscal Quarters commencing on the Sunday closest to February 1 of each year and ending on the Saturday closest to January 31 of the following year, determined in a manner consistent with G+G's past practices.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the Closing Date.

         "Guarantor" shall mean any person other than Borrowers which executes a guarantee in favor of Lender unconditionally guaranteeing Borrowers' Obligations to Lender and has executed in favor of Lender a security agreement and related documents including UCC-1 Financing Statements, and all of which documents then continue in effect.

         "Indenture" shall mean the Indenture dated as of May 17, 1999 between G+G and U.S. Bank Trust National Association, as trustee, pursuant to which the Senior Notes were issued, as the same may be amended, modified, supplemented or restated from time to time.

         "Indenture Limit" shall mean the lesser of the amounts calculated pursuant to clause (x) and clause (y) of paragraph (1) of Section 4.09 of the Indenture.

         "Information Certificate" shall mean the Information Certificate of Borrowers constituting Exhibit A hereto containing material information with respect to Borrowers, their business and assets provided by or on behalf of Borrowers to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

         "Initial Holders" means Pegasus G&G Retail, L.P., Pegasus G&G Retail II, L.P., Pegasus Partners, L.P., Pegasus Related Partners, L.P., Jay Galin, Scott Galin, Jeffrey Galin and their respective affiliates.

         "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one month's duration, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then current term of this Agreement.

         "Interest Rate" shall mean (a) as to Prime Rate Loans, a rate equal to the Prime Rate plus the Applicable Increment and (b) as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate, based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three
(3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof ("Eurodollar Request Notice"), whether such rate is higher or lower than any rate previously quoted to Borrowers), plus the Applicable Increment, provided, that the Interest Rate specified in clause (a) with respect to Prime Rate Loans and in clause (b) with respect to Eurodollar Rate Loans shall be increased, in each case, by two (2%) percent per annum, at Lender's option, without notice,
(i) for the period on and after (A) the date of termination or non-renewal hereof and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrowers), or (B) the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing, as determined by Lender, and (ii) on the Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default.

         "Inventory" shall mean all of Borrowers' now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

         "Ledger Debt" shall mean the obligations and indebtedness of any Borrower on accounts receivable arising from the sale of goods or services purchased by such Borrower from any Person, the accounts receivable of which are factored or financed by Lender or any of its affiliates.

         "Letter Of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of any Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrowers of their obligations to such issuer.

         "Letter of Credit Reserves" shall mean, as of any date of determination, with respect to Letter of Credit Accommodations, an amount equal to the sum of (a) the aggregate undrawn amount of all letters of credit, merchandise purchase and other guaranties (of the type described in the definition of the term Letter of Credit Accommodations) then outstanding, plus
(b) the aggregate drawn and unreimbursed amount of all such letters of credit, merchandise purchase and other guaranties, plus (c) the unpaid amount of all fees due or to become due to Lender or to the issuer of any such letter of credit in connection with such letters of credit, merchandise purchase and other guarantees.

         "Leverage Ratio" shall mean, for any relevant period, the ratio determined by dividing (i) the sum of the aggregate principal amount of all interest bearing debt incurred by G+G (including without limitation the Senior Notes and the Loans, but excluding all capital lease obigations), the aggregate undrawn amount of all Letter of Credit Accommodations and the aggregate amount of all drawn and unreimbursed Letter of Credit Accommodations, in each case outstanding on the last day of such period, by (ii) EBITDA of G+G for such period.

         "Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), operations, performance, properties, business or affairs of the Borrowers or any Obligor.

         "Material Adverse Effect" shall mean a material adverse change in, or a material adverse effect upon (a) the condition (financial or otherwise), operations, business or affairs of Borrowers or any Obligor, (b) the ability of Borrowers or any Obligor to repay any Obligations under any of the Financing Agreements, or (c) Lender's rights or interests in its Collateral or of Lender's ability to enforce the Obligations or realize upon its Collateral.

         "Maximum Credit" shall mean $30,000,000.

         "Net Income" shall mean, for any period, with respect to any Person, the net after tax income (or loss) of such Person for such period, determined in accordance with GAAP.

         "Net Recovery Cost Percentage" shall mean, as of any date, with respect to any period of determination, the percentage of the Cost of Borrowers' Inventory, as determined by the Appraisal Firm, and set forth in the then current appraisal prepared by the Appraisal Firm, which, when multiplied against such Cost, yields the net going out of business value of such Inventory during such period, as determined by the Appraisal Firm.

         "Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its subsidiaries (including intangible assets), calculating the book value of inventory for this purpose principally on a first-in-first-out basis, using the retail inventory method, at the lower of cost or market, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization), provided, however, that in the case of G+G such aggregate net book value of all assets shall not be reduced by the amount of any intangible assets written off in whole or in part, and (b) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals, but excluding any indebtedness, the priority of repayment of which, as opposed to the priority of the lien, if any, which secures such indebtedness, is subordinated to the Obligations of Lender hereunder) and provided further, however, that in the case of G+G, the aggregate net book value of assets shall not reflect any non-cash gains or non-cash losses from unusual, infrequent or extraordinary items or from changes in accounting principles recognized after the date hereof.

          "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers to Lender and/or its affiliates (but excluding Ledger Debt), including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrowers under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

         "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property, which is security for the Obligations, other than Borrowers.

         "Parent" shall mean G&G Retail Holdings, Inc., a Delaware corporation, together with its successors and assigns.

         "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

         "Permits" shall have the meaning set forth in Section 8.7 hereof.

         "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         "Prime Rate" shall mean the rate from time to time publicly announced by The Chase Manhattan Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

         "Real Property" shall mean all now owned and hereafter acquired real property of Borrowers, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

         "Records" shall mean all of Borrowers' present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers with respect to the foregoing maintained with or by any other person).

         "Reference Bank" shall mean The Chase Manhattan Bank or such other bank as Lender may designate from time to time.

         "Renewal Date" shall have the meaning set forth in Section 12.1 hereof.

         "Rent Report" shall mean a report, in form and substance reasonably satisfactory to Lender, prepared each month by or under the direction of, and certified by, the chief financial officer of G+G, which report shall set forth in reasonable detail with respect to each retail store location leased by a Borrower (i) whether such Borrower has not paid to the landlord of any such location, by the date of such report, the monthly recurring rent, escrow and other monthly recurring charges payable under the applicable lease for such month, and if so, the aggregate amount thereof with respect to each such location and (ii) whether any Borrower has not paid amounts specified in any notice of default received during such month from any landlord of such leased location, and if such Borrower has not paid such amounts, the nature of such default and the monetary amount, if any, claimed by such landlord to be in default.

         "Replacement Senior Notes" shall mean the promissory notes that may be issued by G+G, after the Closing Date, whether pursuant to a public offering, an exchange offer, a private placement, a bank credit facility or otherwise, the proceeds of which are used to (x) refinance, renew, or replace all or any portion of the principal indebtedness outstanding under the Senior Notes, or (y) redeem or purchase any Senior Note Warrants (and any promissory notes that may be issued by G+G, the proceeds of which are used to refinance, renew or replace such promissory notes), so long as (i) the Replacement Senior Notes are not secured, directly or indirectly, by the assets of any Person, including the issuer thereof and (ii) neither the terms of the Replacement Senior Notes, nor the terms of any document or agreement pursuant to which the Replacement Senior Notes may be issued or governed, purport to make the indebtedness evidenced by the Replacement Senior Notes senior in right of payment to the Obligations arising under this Agreement. All references in this definition to Senior Notes shall mean the Senior Notes as in effect on the Closing Date.

         "Retail Value" shall mean, as to the Inventory as of any date, the then current retail sales price of such Inventory as of such date, net of markdowns from the original retail sales price or ticketed sales price with respect thereto.

         "Revolving Credit Note" shall mean the Revolving Credit Note in the original principal amount of the Maximum Credit, dated as of the date of this Agreement, executed by G+G and payable to the order of Lender, in the form of Exhibit B hereto.

         "Senior Note Warrants" shall mean those certain warrants to purchase capital stock of the Parent, issued in connection with the Senior Notes.

         "Senior Notes" shall mean the 11% Series B Notes due 2006 in the original aggregate principal amount of $107 million issued by G+G pursuant to the Indenture, as the same may be amended, modified, supplemented or restated from time to time.

SECTION 2. CREDIT FACILITIES

         2.1 Loans.

                  (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Loans to Borrowers from time to time in amounts requested by Borrowers up to the least of the following amounts:

                           (i) an amount equal to the Maximum Credit minus
Letter of Credit Reserves;

                           (ii) an amount equal to the sum of, as of any date of
determination, (A) eighty-five percent (85%) of Eligible Accounts, plus (B) the lesser of (I) an amount equal to eighty-five percent (85%) of the Cost of Eligible Inventory or (II) an amount equal to the Applicable Percentage, multiplied by the Net Recovery Cost Percentage, multiplied by the Cost of Eligible Inventory, in each case as of such date, minus (C) any Availability Reserves; and

                           (iii) an amount equal to the Indenture Limit,
calculated as of such date of determination.

                  (b) In the event that Lender determines that (i) the number of days of the turnover of the Inventory for any period has increased or (ii) the nature, quality or mix of the Inventory has deteriorated (each a "deterioration event"), Lender shall promptly give notice to Borrowers of such determination (a "deterioration notice"), and Borrowers may, at their discretion and at their expense, engage an Appraisal Firm for the purpose of confirming whether, in the judgment of such Appraisal Firm, a deterioration event has occurred. Such engagement by Borrowers shall not count against either the limitation on the number of appraisals, or the Person at whose expense such appraisals shall be borne, as set forth in Section 7.3(d). Lender and Borrowers agree to be bound by the determination made by the Appraisal Firm, including without limitation any determination to decrease the Net Recovery Cost Percentage so as to address the effect of a deterioration event, provided, however, that if at the time of delivery of a deterioration notice (1) Excess Availability is less than $5,000,000, Lender may immediately reduce the Net Recovery Cost Percentage to the extent deemed sufficient by Lender, in its commercially reasonable judgment, to address the effect of the deterioration event, and such reduction shall continue in effect until such time, if any, that the report of the Appraisal Firm shall have been received and (2) Excess Availability is greater than $5,000,000 and the report of the Appraisal Firm shall not have been received by the tenth Business Day after Borrowers' receipt of a deterioration notice, then on the eleventh Business Day after Borrowers' receipt of such deterioration notice, Lender may immediately reduce the Net Recovery Cost Percentage to the extent deemed sufficient by Lender, in its commercially reasonable judgment, to address the effect of the deterioration event, and such reduction shall continue in effect until such time, if any, that the report of the Appraisal Firm shall have been received. In determining whether to so reduce the Net Recovery Cost Percentage, Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Inventory or in establishing Availability Reserves. To the extent Lender shall have established an Availability Reserve which is sufficient to address any event, condition or matter in a manner satisfactory to Lender in good faith, Lender shall not exercise its rights under this Section 2.1(b) to reduce the Net Recovery Cost Percentage to address such event, condition or matter. The amount of any reduction in the Net Recovery Cost Percentage by Lender pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such a reduction.

                  (c) Lender may, in its discretion, exercised in a commercially reasonable manner, from time to time, upon not less than five (5) days prior notice to Borrowers, reduce the advance rate set forth in Section 2.1(a)(ii)(A) with respect to Eligible Accounts to the extent that Lender determines that current dilution of Credit Card Receivables, as of any date of determination, exceeds the historic dilution of Credit Card Receivables. In determining whether to reduce the lending formula, Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts or in establishing Availability Reserves. To the extent Lender shall have established an Availability Reserve which is sufficient to address any event, condition or matter in a manner satisfactory to Lender in good faith, Lender shall not exercise its rights under this Section 2.1(c) to reduce the advance rate applicable to Eligible Accounts to address such event, condition or matter. The amount of any reduction in the advance rate applicable to Eligible Accounts by Lender pursuant to this Section 2.1(c) shall have a reasonable relationship to the matter which is the basis for such a reduction.

                  (d) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

         2.2 Letter of Credit Accommodations

                  (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrowers, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrowers containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to Borrowers pursuant to this Section 2.

                  (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee at a rate equal to (i) one and one-half percent (1 1/2%) per annum on the daily outstanding balance of the Letter of Credit Accommodations in respect of documentary letters of credit for the immediately preceding month (or part thereof) and (ii) one and three quarters percent (1 3/4%) per annum on the daily outstanding balance of the Letter of Credit Accommodations in respect of stand-by letters of credit for the immediately preceding month (or part thereof), in each case, payable in arrears as of the first day of each succeeding month, except that Borrowers shall pay to Lender such letter of credit fees, at Lender's option, without notice, at a rate equal to three and one-half percent (3 1/2%) per annum and three and three quarters percent (3 3/4%) per annum, respectively, for (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrowers), but only in the event that Lender has not received, on the date of such termination, with respect to all then outstanding letters of credit
(x) cash collateral in an amount equal to 105% of the then outstanding amount of Letter of Credit Reserves or (y) an indemnification from, or a "back-to-back" stand-by Letter of Credit issued by, a financial institution satisfactory to Lender, the terms of which indemnification or letter of credit shall be satisfactory to Lender in its commercially reasonable judgment, and (ii) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fees shall survive the termination or non-renewal of this Agreement.

                  (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Loans available to

Borrowers (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred percent (100%) minus the then applicable percentage set forth in Section 2.1(ii)(B) multiplied by the Cost of Eligible Inventory, plus
(B) freight, taxes, duty and other amounts that Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrowers' locations for Eligible Inventory; and (ii) if the proposed Letter of Credit Accommodation is for any other purpose an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodations, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or
Section 2.2(c)(ii).

                  (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations, and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $10,000,000. At any time an Event of Default has occurred and is continuing, upon Lender's request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrowers shall not be reduced as provided in Section to 2.2(c) the extent of such cash collateral.

                  (e) Borrowers shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses as a result of the gross negligence or willful misconduct of Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrowers assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrowers' agent. Borrowers assume all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrowers hereby release and hold Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrowers, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses as a result of the gross negligence or willful misconduct of Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                  (f) Nothing contained herein shall be deemed or construed to grant Borrowers any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers. Lender shall have the sole and exclusive right and authority to, and Borrowers shall not at any time an Event of Default exists or has occurred and is continuing, unless Lender delivers notice to the Borrowers to the contrary, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, or (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrowers' name.

                  (g) Any rights, remedies, duties or obligations granted or undertaken by Borrowers to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrowers to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Lender and to apply in all respects to Borrowers.

         2.3 Availability Reserves. All Loans otherwise available to Borrowers pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

SECTION 3. INTEREST AND FEES

         3.1 Interest.

                  (a) Borrowers shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                  (b) Borrowers may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below). Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrowers, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, as of such date each of the following conditions is satisfied as determined by

Lender in good faith: (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed an amount equal to ninety (90%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by Borrowers to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

                  (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) an Event of Default shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Loans then available to Borrowers under Section 2 hereof. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

                  (d) Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on Loans (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective as and when each such increase or decrease in the Prime Rate occurs. In no event shall charges constituting interest payable by Borrowers to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.2 Loan Facility Fee. Borrowers shall pay to Lender as a one time loan facility fee the sum of $150,000 which shall be non-refundable, and fully earned as of and payable on the date hereof. The commitment fee in the amount of $75,000 paid by G+G to Lender pursuant to the letter agreement between them dated January 22, 2001 shall be applied as a credit against such loan facility fee.

         3.3 Administrative Fee. Borrowers shall pay to Lender on the Closing Date, and on each yearly anniversary thereafter, an administrative fee of $30,000 per annum in lieu of payment of the per diem fees of and out-of-pocket expenses incurred by the members of Lender's field examination staff, pursuant to Lender's periodic examination of Borrowers' books and records and Collateral. Such examinations shall occur not more than four times during any consecutive twelve month period, commencing on the Closing Date, unless an Event of Default has occurred and is continuing, in which case, should Lender's field examination staff perform an examination of Borrowers' books and records and Collateral during the period in which such Event of Default is continuing, all such per diem fees and expenses paid or incurred during such period shall be payable by Borrowers upon Lender's demand. The administrative fees shall be non-refundable and fully earned when paid.

         3.4 Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee at a rate equal to one-quarter of one percent (1/4%) per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

         3.5 Changes in Laws and Increased Costs of Loans.

                  (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans or by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

                  (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4. CONDITIONS PRECEDENT

         4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                  (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by Congress Financial Corporation of its financing arrangements with Borrowers and the termination and release by it of any interest in and to any assets and properties of Borrowers and each Obligor, duly authorized, executed and delivered by it, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it or its predecessors, as secured party and Borrowers or any Obligor, as debtor;

                  (b) Lender shall have received evidence, in form and substance satisfactory to Lender: (i) of G+G's corporate good standing in the State of Delaware, and its qualification as a foreign corporation to do business in the states of California, Florida, Illinois, Maryland, Massachusetts, New York, Ohio and Texas; (ii) of searches, performed as of a recent date, against G+G and its assets and properties in each jurisdiction deemed appropriate by Lender, including UCC, tax and judgment lien searches and (iii) that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                  (c) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                  (d) no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the earlier of (i) the date of Lender's receipt of Borrower's most recently completed financial statements for the year-to-date period ended in December, 2000 and

(ii) date of Lender's latest field examination, and no change or event shall have occurred which would impair the ability of Borrowers or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

                  (e) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrowers including, without limitation, current perpetual inventory records and/or roll-forwards of Inventory through the Closing Date, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the Closing Date;

                  (f) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons (other than from landlords of the Borrowers' leased locations) which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                  (g) Borrowers shall have established the Blocked Accounts and Lender shall have received, in form and substance satisfactory to Lender, all agreements with the depository banks and Borrowers with respect to such Blocked Accounts as Lender may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Borrowers;

                  (h) Lender shall have received evidence, in form and substance satisfactory to Lender, that Borrowers have (i) directed the banks at which Borrowers maintains deposit accounts for the initial receipt of cash, checks and other items from Borrowers' retail store locations to transfer all immediately available funds deposited in such bank only to the Blocked Accounts as required pursuant to Section 6.3 hereof or as otherwise consented to by Lender and (ii) notified such banks of the security interests of Lender in such funds and the other Collateral;

                  (i) Lender shall have received Credit Card Acknowledgements in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors;

                  (j) The Excess Availability as determined by Lender, as of the date hereof, shall not be less than $10,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

                  (k) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

                  (l) Lender shall have received, in form and substance satisfactory to Lender, the opinion letter of counsel to Borrowers with respect to the Financing Agreements and the security interests and liens of Lender with respect to the Collateral and such other matters and Lender may request;

                  (m) Borrowers shall be in material compliance with all of the material terms and conditions of all agreements to which any of them is a party or by which any of them on their properties may be bound, and which is material to such Borrower's business, including without limitation the Senior Notes and the Indenture, and Borrowers shall have delivered to Lender a compliance certificate executed by G+G's chief executive officer or chief financial officer, pursuant to which such officer shall certify such compliance; and

                  (n) This Agreement, the Revolving Credit Note, all other agreements, documents and instruments listed on Annex A to this Agreement, and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

         4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                  (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

                  (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. SECURITY INTEREST

         To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Lender the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

         5.1 Accounts.

         5.2. All present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment), chattel paper, documents, instruments, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, letters of credit, bankers' acceptances and guaranties;

         5.3 All present and future monies, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation,
(i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

         5.4. Inventory

         5.5 Equipment;

         5.6 Records; and

         5.7 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

         5.8 Notwithstanding anything to the contrary set forth above, Collateral shall not include any rights or interests in Equipment which is, and so long as such Equipment remains subject to, a contract or lease which, pursuant to its stated terms, prohibits the granting of a security interest or lien therein to Lender and such prohibition has not been or is not waived or the consent of the other party to such contract or lease has not been or is not otherwise obtained or, under applicable law, such prohibition cannot be waived; provided that the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Section 9- 318 of the Uniform Commercial Code or other applicable law, or (b) so as to limit, impair or otherwise affect the Lender's unconditional continuing security interests in and liens upon any rights or interests of Borrowers in or to monies due or to become due under any such contract or lease (including any Accounts), or (c) if the lessor or holder of such security interest in and to such Equipment does not have a valid and perfected security interest in or lien upon such Equipment.

SECTION 6. COLLECTION AND ADMINISTRATION

         6.1 Borrowers' Loan Account(s). Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

         6.2 Statements. Lender shall render to Borrowers each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Lender receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrowers.

         6.3 Collection of Accounts

                  (a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are reasonably acceptable to Lender into which Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check, credit card sales drafts, credit card sales or charge slips or other manner. Each bank at which a Blocked Account is established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in such Blocked Account are the property of Lender, that such bank has no lien upon, or right to setoff against, such Blocked Account, the items received for deposit therein, or the funds from time to time on deposit therein, and that such bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, at such time as Lender shall direct, all funds received or deposited into such Blocked Account to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Lender shall instruct each depository bank at which a Blocked Account is maintained to transfer the funds on deposit in such Blocked Account to such operating bank account of Borrowers as Borrowers may specify in writing to Lender (each an "Operating Account") until such time as Lender shall notify such bank otherwise. Lender may give instructions ("Sweep Instructions") to each bank at which a Blocked Account is maintained to transfer all funds received or deposited into such Blocked Accounts to the Payment Account if, at any time: (i) an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist, or (ii) Borrowers have Excess Availability of less than $5,000,000 for three (3) consecutive days, provided, however, that in the event that, after the date on which Lender gives Sweep Instructions to such banks, Borrowers have Excess Availability greater than $5,000,000 for a period of thirty (30) consecutive days, then, on the first day following the expiration of such period, so long as no Event of Default has occurred and is then continuing, Lender shall revoke the Sweep Instructions previously given by it, and each such bank may resume the transfer of funds on deposit in the applicable Blocked Account to the applicable Operating Account. Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

                  (b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and by 12:00 noon New York City time or, at Lender's discretion, otherwise within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day. Until the date Lender notifies the depository banks at which the Blocked Accounts are maintained to direct payment to the Payment Account in accordance with Section 6.3(a), Lender shall be entitled to charge Borrowers an administrative fee equivalent to the interest Lender would have received for the Collection Period (as defined below) had the funds deposited in the Blocked Account on such day been transferred from the Blocked Account to the Payment Account on such day. If Lender notifies the depository banks at which the Blocked Accounts are maintained to direct payment to the Payment Account in accordance with the terms of Section 6.3(a), then, for purposes of calculating interest on the Obligations, such payments or other funds received in the Payment Account will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account (the "Collection Period"), provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and by 12:00 noon New York City time, or, at Lender's discretion, otherwise within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day. Prior to the Lender notifying the depository banks at which the Blocked Accounts are maintained to direct payment to the Payment Account in accordance with Section 6.3(a), for purposes of calculating interest on the Obligations, payments or other funds received in the Payment Account will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Lender in the Payment Account, provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and by 12:00 noon New York City time, or, at Lender's discretion, otherwise within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day.

                  (c) Borrowers and all of their affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts, credit card sales drafts, credit card sales or charge slips or receipts, or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrowers' own funds. Borrowers agree to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Lender, for such amounts pursuant to this Section 6.3 shall survive the termination or non- renewal of this Agreement.

         6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate in writing from time to time. Lender may apply payments received or collected from Borrowers or for the account of Borrowers (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations whether or not then due, in such order and manner as Lender determines; except that, so long as no Event of Default exists and is continuing, Lender agrees to apply all payments received or collected from Borrowers first against all outstanding Obligations, other than Eurodollar Rate Loans, and second against all outstanding Eurodollar Rate Loans. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrowers shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This
Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement. If, at any time, there are no Loans outstanding, and Lender holds a credit balance, Lender shall remit such credit balance to an account of Borrowers as directed in writing by G+G.

         6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrowers or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of Borrowers or otherwise disbursed or established in accordance with the instructions of Borrowers or in accordance with the terms and conditions of this Agreement.

         6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: (a) the payment of satisfaction in full of all loans outstanding on the Closing Date and payable by Borrowers to Congress Financial Corporation pursuant to the Loan and Security Agreement dated October 30, 1998, as amended, between Congress Financial Corporation and Borrowers, all interest accrued thereon, and all fees payable in connection thereunder, (b) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

         7.1 Collateral Reporting. Borrowers shall provide Lender, upon Lender's request, with (a) perpetual inventory reports with reports of sales of Inventory by store, (b) copies of the monthly statements received by Borrowers from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Lender to monitor the transactions pursuant to the Credit Card Agreements and (c) such other reports as to the Collateral as Lender shall request from time to time. In addition, Borrowers shall provide Lender (I) on a monthly basis, on or before the tenth day of each month, with a Rent Report with respect to the previous month, and (II) with a borrowing base certificate and related collateral report, in each case in such scope and detail as Lender shall determine to be satisfactory, in its sole discretion, exercised in a commercially reasonable manner (x) on a weekly basis, on Friday of each week with respect to the previous week, during each of the months of July through and including November, and with respect to any other week during any other month if Excess Availability on any day during such other week is less than $7,500,000 and (y) except as otherwise provided in clause (x) of this sentence, on a monthly basis no later than the third Business Day of the following month during each of the months of December through and including June. Such borrowing base certificate and related collateral report may include, without limitation, at Lender's discretion, on reasonable prior notice to Borrowers, (i) reports of sales of Inventory, indicating net sales, (ii) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to Borrowers related to the applicable documentary letter of credit and/or bill of lading number, (iii) reports of amounts of consigned Inventory held by Borrowers by category and consignor, (iv) reports of the Cost and Retail Value of the Inventory (net of markdowns and shrink reserves), (v) reports on Accounts, including aggregate outstanding amounts by category, payments, accruals and returns and other credits, (vi) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (vii) copies of bills of lading, (viii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, (ix) reports by retail store location of sales and operating profits for each such retail store location; (x) accounts payable trial balance, (xi) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals; and (xii) accounts receivable detail as Lender may request. If any of Borrowers' records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender.

         7.2 Accounts Covenants

                  (a) Borrowers shall notify Lender promptly of the assertion of any claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise thereof which could reasonably be expected to have a Material Adverse Effect. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of Borrowers' business in accordance with the then-current practices of Borrowers. So long as no Event of Default has occurred and is continuing, Borrowers shall be entitled to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor. At any time that an Event of Default has occurred and is continuing, Lender shall, unless it delivers notice to the contrary to Borrowers, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

                  (b) Borrowers shall notify Lender promptly of any of the following which could reasonably be expected to have a Material Adverse Effect:
(i) any notice of a material default by Borrowers under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrowers, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrowers from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrowers to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrowers.

                  (c) With respect to each Account: (i) the amounts shown on any report delivered to Lender or schedule thereof delivered to Lender shall be true and complete in all material respects, (ii) except as otherwise provided in
Section 6.3 hereof, no payments shall be made thereon except payments delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Credit Card Issuer or Credit Card Processor, except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed to Lender, and (iv) none of the transactions giving rise thereto will violate any applicable State or Federal Laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                  (d) If an Event of Default exists and is continuing, Lender may, from time to time (i) notify any or all account debtors, Credit Card Issuers and Credit Card Processors that the Accounts have been collaterally assigned to Lender and that Lender has a security interest in the Accounts and Lender may direct any or all account debtors, Credit Card Issuers and Credit Card Processors to make payments of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof not for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor, Credit Card Issuer or Credit Card Processor shall state that the Accounts due from such account debtor, Credit Card Issuer or Credit Card Processor and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrowers shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

                  (e) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

                  (f) Upon the request of Lender, Borrowers shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrowers, all chattel paper and instruments which Borrowers now own or may at any time acquire., provided, however, that Lender may only make such request with respect to Employee Notes, as defined in the following sentence, if an Event of Default has occurred and is continuing or Excess Availability is less than $5,000,000. In the event that Borrowers deliver to Lender any instrument or note executed and delivered by any officer, director, employee or shareholder of Borrower in connection with the transactions more particularly described in Section 9.10(d)(ii) below (the "Employee Notes"), Lender agrees, upon the request of Borrowers, to return any such instrument to Borrowers for the purpose of permitting Borrowers to consummate their transactions with such employee, officer, director or shareholder and to provide Borrowers with such additional documents reasonably necessary to release Lender's lien upon such instruments.

         7.3 Inventory Covenants. With respect to the Inventory: (a) Borrowers shall at all times maintain inventory records reasonably satisfactory to Lender (it being understood that the form and scope of inventory records maintained by Borrowers on the Closing Date is satisfactory to Lender), keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrowers' Cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request during the continuance of an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrowers' business, returns of Inventory to the suppliers thereof, for credit, so long as such returns are made in the ordinary course of Borrowers' business, and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrowers shall, at their expense, no more than twice in any consecutive twelve (12) month period commencing on the Closing Date but at any time or times as Lender may request at Lender's expense, or at any time or times as Lender may request at Borrowers' expense during the existence and continuance of an Event of Default, or in the event that Excess Availability is less than $7,500,000, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by the Appraisal Firm, addressed to Lender or upon which Lender is expressly permitted to rely; (e) upon Lender's request, Borrowers shall, at their expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service reasonably acceptable to Lender, a physical count of the Inventory in form, scope and methodology reasonably acceptable to Lender no more than twice in any consecutive twelve (12) month period commencing on the Closing Date, but at any time or times as Lender may request during the continuance of an Event of Default, the results of which shall be reported directly by such inventory counting service to Lender and Borrowers shall promptly deliver confirmation in a form satisfactory to Lender that appropriate adjustments have been made to the inventory records of Borrowers to reconcile the inventory count to Borrowers' inventory records; (f) Borrowers shall produce, use, store and maintain the Inventory, with reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (g) Borrowers assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrowers to repurchase such Inventory except for the right of return given to retail customers of Borrowers in the ordinary course of the business of Borrowers in accordance with the then current return policy of Borrowers; (i) Borrowers shall use their best efforts to keep the Inventory in good and marketable condition; and (j) Borrowers shall not acquire or accept any Inventory on consignment or approval, except to the extent such Inventory is reported to Lender in accordance with the terms hereof.

         7.4 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all of Lender's employees, agents or affiliates designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrowers' or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrowers' rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account,
(vi) discharge and release any Account, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrowers' mail to an address designated by Lender, and open and dispose of all mail addressed to Borrowers, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrowers' obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrowers' mail is deposited, (iii) endorse such Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in such Borrower's name and file any UCC financing statements or amendments thereto. Borrowers hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

         7.5 Right to Cure. Lender may, at its option, (a) cure any default by Borrowers under any agreement with a third party or pay or bond on appeal any judgment entered against Borrowers, provided that any such default or judgment would constitute an Event of Default hereunder, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrowers' account therefor, such amounts to be repayable by Borrowers on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.6 Access to Premises. From time to time as requested by Lender, and, if an Event of Default has occurred and is then continuing, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all of Borrowers' premises during normal business hours and after reasonable notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, including, without limitation, the Records, and (b) Borrowers shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrowers' personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

         Borrowers hereby, jointly and severally, represent and warrant to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which (except to the extent that such representations and warranties relate solely to an earlier date) are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrowers:

         8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within such Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of such Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms. Borrowers do not have any subsidiaries except as set forth on the Information Certificate or otherwise disclosed in writing to Lender.

         8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers which have been or may hereafter be delivered by Borrowers to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrowers as at the dates and for the periods set forth therein except that the pro forma financial statements and projections delivered to Lender have been, or will be, prepared consistent with the principles used in preparing the audited financial statements required to be delivered under this Agreement. Except as disclosed in any interim financial statements furnished by Borrowers to Lender prior to the date of this Agreement, there has been no Material Adverse Change since the date of the most recent audited financial statements furnished by Borrowers to Lender prior to the date of this Agreement.

         8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and each Borrower's Records concerning Accounts and Inventory are located only at the address set forth on Schedule 8.3 hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of each Borrower to establish new locations in accordance with Section 9.2 hereof.

         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

         8.5 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid material Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower has collected and has remitted or will remit timely to the appropriate tax authority all sales and/or use taxes applicable to its business required to be collected under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which such Borrower owns any Inventory or owns or leases any other property.

         8.6 Litigation. Except as set forth on the Information Certificate or otherwise disclosed in writing by Borrowers to Lender, there is no present investigation by any governmental agency pending, or to the best of Borrowers' knowledge threatened, against or affecting Borrowers, their assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrowers' knowledge threatened, against Borrowers or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case which if adversely determined against Borrowers would result in any material adverse change in the assets, business or prospects of Borrowers taken as a whole or would impair the ability of Borrowers to perform their obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

         8.7 Compliance with Other Agreements and Applicable Laws.

             (a) Each Borrower is not in default in any respect under, or in violation in any respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation would have a Material Adverse Effect. Each Borrower is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all federal, state and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all federal, state and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal

Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder), where the failure to comply would have a Material Adverse Effect.

             (b) Each Borrower has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations (the "Permits") of any governmental agency required for the lawful conduct of its business, in each case except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for Borrowers to own and operate their business as presently conducted or proposed to be conducted where the failure to have such Permits would have a material adverse effect on the business, performance, operations or properties of Borrowers or the legality, validity or enforceability of this Agreement or the other Financing Agreements or the ability of Borrowers to perform their obligations under the Agreement or any of the other Financing Agreements or the rights and remedies of Lender under this Agreement or any of the other Financing Agreements. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

         8.8 Environmental Compliance.

             (a) Except as set forth on Schedule 8.8 hereto, no Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law in any material respect or any license, permit, certificate, approval or similar authorization issued to Borrowers thereunder and the operations of Borrowers comply in all material respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

             (b) Except as set forth on Schedule 8.8 hereto, there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person pending or to the best of Borrowers' knowledge threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by Borrowers nor has there been any release, spill or discharge, overtly threatened or actual, of any Hazardous Material on any properties of Borrowers, or to the best of Borrowers' knowledge, releases, spills or discharges from any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials, or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter which would have a Material Adverse Effect.

             (c) Except as set forth in Schedule 8.8 hereto, no Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

             (d) Each Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations would have a material adverse effect on the assets or business of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce any Obligations or realize upon any Collateral.

         8.9 Credit Card Agreements. Set forth in Schedule 8.9 hereto is a correct and complete list of all of the Credit Card Agreements and all other related agreements, documents and instruments existing as of the date hereof between or among Borrowers, the Credit Card Issuers, the Credit Card Processors and any of their affiliates. The Credit Card Agreements constitute all of such agreements necessary for Borrowers to operate their businesses as presently conducted with respect to credit cards and debit cards and no Accounts of Borrowers arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrowers have entered into one of the Credit Card Agreements set forth on
Schedule 8.9 hereto or with whom Borrowers have entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrowers and to the best of Borrowers' knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Borrowers and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrowers to be entitled to receive all payments thereunder. Borrowers have delivered, or caused to be delivered to Lender, true, correct and complete copies of all of the Credit Card Agreements.

         8.10 Employee Benefits.

             (a) Borrowers have not engaged in any transaction in connection with which Borrowers or any of their ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

             (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrowers to be incurred with respect to any employee benefit plan of Borrowers or any of their ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of Borrowers or any of their ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

             (c) Full payment has been made of all amounts which Borrowers or any of their ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee


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


pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in
Section 8.10(d) hereof.

             (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrowers that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(d) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

             (e) Neither Borrowers nor any of their ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA.

         8.11 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrowers maintained at any bank or other financial institution are set forth on Schedule 6.3 hereto, subject to the right of Borrowers to establish new accounts in accordance with Section 9.13 below.

         8.12 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrowers in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrowers, which has not been fully and accurately disclosed to Lender in writing.

         8.13 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

         9.1 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on its business as presently or proposed to be conducted in each case except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall give Lender at least thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower as soon as it is available.

         9.2 New Collateral Locations. Each Borrower may open any new location within (a) the United States, including the Commonwealth of Puerto Rico and the United States Virgin Islands, (b) Canada, (c) in any other country where Lender has a first priority security interest in such assets and Lender determines that it has rights and remedies to enforce its lien and realize upon its Collateral located in such country, all as determined by Lender in its sole discretion, or
(d) any country where the terms of Section 9.2(c) are not complied with, provided that, in such instance, the aggregate amount of all such net investments in such countries, including all loans, investments, guaranties or advances made by Borrowers or any Guarantors shall not exceed, in the aggregate, $1,000,000, provided that in all such instances Borrowers (i) give Lender at least fifteen (15) Business Days prior written notice of the intended opening of any such new location and (ii) execute and deliver, or cause to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such locations, including without limitation UCC financing statements and evidence, in form and substance satisfactory to Lender, that Borrowers have (x) directed the bank at which Borrowers maintain a deposit account for the initial receipt of cash, checks and other items from such new location to transfer all immediately available funds deposited in such bank only to the Blocked Accounts as required pursuant to Section 6.3 hereof or as otherwise consented to by Lender and (y) notified such bank of the security interests of Lender in such funds and the other Collateral.

         9.3 Compliance with Laws, Regulations, Etc. Each Borrower shall at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and duly observe all material requirements, of any foreign, Federal, State or local governmental authority, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, the Code, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitations, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

         9.4 Payment of Taxes and Claims. Each Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued by such Borrower and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on

Lender as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided that nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes, including those attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.5 Insurance. Each Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrowers fail to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrowers in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrowers or any of their affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations; except that, so long as no Event of Default exists and is continuing, to the extent Lender applies such proceeds in respect of the Obligations, Lender shall apply such proceeds first, against all outstanding Obligations, other than Eurodollar Rate Loans, and second, against all outstanding Eurodollar Rate Loans. Not withstanding anything hereinabove to the contrary, Borrowers shall not be obligated to (i) insure any truck or automobile or (ii) cause the issuer of any policy pursuant to which any trucks or automobiles are in fact insured to (x) name Lender as loss payee or insured thereunder with respect to such trucks or automobiles, (y) give Lender any prior notice of cancellation or reduction in coverage with respect to such trucks or automobiles or (z) pay to Lender any claims or proceeds thereunder with respect to such trucks or automobiles.

         9.6 Financial Statements and Other Information.

             (a) Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and its subsidiaries (if any) in accordance with GAAP and Borrowers shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrowers have any subsidiaries, and have prepared such statements, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries as of the end of and through such fiscal month, and for the year-to-date period then ended; (ii) within forty-five (45) days after the end of each Fiscal Quarter, quarterly unaudited consolidated financial statements, and, if Borrowers have any subsidiaries, and have prepared such statements, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries as of the end of and through such Fiscal Quarter, and for the year-to-date period then ended; and (iii) within ninety (90) days after the end of each Fiscal Year, audited consolidated financial statements and, if Borrowers have any subsidiaries and have prepared such statements, audited consolidating financial statements of Borrowers and their subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries as of the end of and for such Fiscal Year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their subsidiaries as of the end of and for the Fiscal Year then ended.

             (b) Borrowers shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim in excess of $500,000 or $1,000,000 in the aggregate relating to the Collateral or any other property which is security for the Obligations or which would result in any Material Adverse Change and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

             (c) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports and registration statements which any Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

             (d) Borrowers shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers, as Lender may, from time to time, reasonably request. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrowers' expense, copies of the financial statements of Borrowers and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

         9.7 Sale of Assets, Consolidation, Merger, Formation or Acquisition of Subsidiaries, Dissolution, Etc. Each Borrower shall not, directly or indirectly:

             (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, provided, however, that, so long as no Event of Default exists and is continuing, any Borrower (other than G+G) or Guarantor may merge with or into any other Borrower (other than G+G) or Guarantor (i) upon at least thirty (30) days advance written notice to Lender, (ii) provided that such Borrowers or Guarantors execute UCC-1 financing statements and any other agreements, documents, guaranties and instruments reasonably requested by Lender whether to protect or continue Lender's interests in and upon the Collateral or otherwise related to the Collateral or the Financing Agreements and (iii) provided that such Borrowers or Guarantors deliver financial and other information as Lender may reasonably request, or

             (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person, except for:

                 (i) sales of Inventory in the ordinary course of business,

                 (ii) the disposition of Collateral so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such dispositions for all Borrowers do not involve Collateral having an aggregate fair market value in excess of $500,000 for all such Collateral disposed of in any fiscal year of Borrowers,

                 (iii) sales or other dispositions by such Borrower of assets in connection with the closing or sale of a retail store location of such Borrower in the ordinary course of such Borrower's business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales, (A) on the date of, and after giving effect to, any such sale, in any calendar year, such Borrower shall not have closed or sold retail store locations accounting for more than twenty percent (20%) of all sales of such Borrower in the immediately preceding twelve (12) month period, (B) Lender shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Lender may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, and (E) any and all net proceeds payable or delivered to Borrowers in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Lender in accordance with the terms of this Agreement either, at Lender's option, for application to the Obligations in accordance with the terms hereof (except to the extent such proceeds reflect payment in respect of indebtedness secured by a valid security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby).


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


                 (iv) the abandonment of any assets no longer deemed necessary to the conduct of such Borrower's business, as determined by such Borrower's board of directors in its business judgment,

                 (v) except as expressly limited in this Agreement, transfer of assets to any other Borrower or Guarantor,

                 (vi) any sale, assignment, lease, transfer, abandonment, investment or other disposition expressly permitted under Sections 9.9, 9.10,
9.11 or 9.12 hereof,

                 (vii) in the case of any Person (x) the issued and outstanding shares of capital stock of which will be owned by Parent or G+G and (y) formed to carry on the business and operations currently operated by G+G under the business line known as "Rave Girl", a sale of all or any portion of such shares of capital stock, or the private placement or initial public offering by such Person of its capital stock, provided that the consideration for any such sale, private placement or public offering consists solely of cash, and that the net cash proceeds of any such sale, private placement or public offering are promptly delivered to Lender, for application by it against the Obligations, in such order as Lender may determine in its sole discretion, or

                 (viii) the sale or transfer to Parent of Capital Stock of Parent (including without limitation Senior Note Warrants) purchased or acquired by G+G in accordance with Section 9.10 (e), or

             (c) form or acquire any subsidiaries except that, so long as no Event of Default then exists and is continuing, Borrowers may form or acquire subsidiaries upon at least fifteen (15) Business Days advance written notice to Lender, provided, however, that (i) such notice may be contemporaneous with the formation or acquisition of any such subsidiaries which operate or own assets located solely in the United States, Canada, the United States Virgin Islands or Puerto Rico, or any other country of the kind described in Section 9.2(d), so long as Borrowers are in compliance with the terms of Section 9.2(d), (ii) such new subsidiary or subsidiaries and each Borrower in such transaction shall execute and deliver to Lender all such UCC-1 financing statements and other agreements, documents, guarantees and instruments as Lender may request, whether to protect or continue Lender's interest in the Collateral or otherwise, (iii) Lender, upon its request, shall perform an examination and analysis of the inventory of such subsidiary and shall have the right to include within Eligible Inventory such inventory of such subsidiary as Lender shall so determine, in the exercise of its commercially reasonable judgment, until such time, if any, as Borrowers shall have engaged at their expense an Appraisal Firm to evaluate such inventory and make a determination as to the propriety of the inclusion within Eligible Inventory of such inventory, which determination shall be conclusive (such engagement by Borrowers shall not count against either the limitation on the number of appraisals, or the Person at whose expense such appraisals shall be borne, as set forth in Section 7.3(d)) (iv) each such subsidiary, at Lender's request, shall (x) execute this Agreement as a "Borrower", and, if Lender so determines, all then existing Borrowers shall execute all amendments to this Agreement as Lender may deem advisable, including, without limitation, for the purpose of establishing separate borrowing bases and loan accounts for each Borrower, should Lender so determine in the exercise of its commercially reasonable judgment or (y) execute as a "Guarantor" an unlimited guarantee in favor of Lender guaranteeing the Obligations and a general security agreement in favor of Lender granting in favor of Lender a first priority security interest in all assets of such subsidiary and (v) Borrowers and any such subsidiaries shall deliver such financial or other information as Lender may request, or

             (d) wind up, liquidate or dissolve, provided, however, that any Borrower (other than G+G) or any Guarantor may be wound up, liquidated or dissolved so long as such Borrower or Guarantor (i) is no longer actively engaged in any business or activities, (ii) does not own assets with an aggregate fair market or book value in excess of $250,000 and (iii) determines through its board of directors that such action is in the best interests of Borrowers and Guarantors, or

             (e) in a manner that does not contemplate payment in full of the Obligations upon consummation thereof, agree to do any of the foregoing.

         9.8 Encumbrances. Each Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued by such Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued by such Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;
(d) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (e) liens of or resulting from any judgment or award not bonded or otherwise covered by insurance that does not exceed singly, or in the aggregate, $2,500,000 and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrowers are in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (f) liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with any Borrower, so long as such liens were in existence prior to the consummation of such acquisition, merger or consolidation and do not (after consummation thereof) extend to any assets other than the Equipment or Real Property of the person merged into or consolidated with such Borrower, (g) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; (h) purchase money security interests in Equipment (including capital leases) not to exceed $12,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrowers other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (i) liens or rights of setoff or credit balances of Borrowers with banks and other financial institutions at which Borrowers have accounts or other investments permitted hereunder and Credit Card Issuers, but not liens on or rights of setoff against any other property or assets of Borrowers pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers as a result of fees and chargebacks; (j) deposits of cash with the owner or lessor of premises leased and operated by Borrowers in the ordinary course of the business of Borrowers to secure the performance by Borrowers of their obligations under the terms of the lease for such premises; and (k) the liens and security interests existing on the date hereof set forth on Schedule
8.4 hereto.

         9.9 Indebtedness; Repayments and Prepayments of Certain Indebtedness. Each Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness, except:

             (a) Obligations;

             (b) trade obligations and normal accruals in the ordinary course of business;

             (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

             (d) obligations or indebtedness (including indebtedness evidenced by the Senior Notes) existing as of the date hereof set forth on Schedule 9.9 hereto, and indebtedness evidenced by the Replacement Senior Notes, provided, that (i) except as otherwise provided in clause (iv) hereof, Borrowers may only make regularly scheduled payments of principal and interest in respect of any such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness, as in effect on the Closing Date (or, in the case of the Replacement Senior Notes, as in effect on the date of issuance thereof), (ii) Borrowers shall not, directly or indirectly amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof (or, in the case of the Replacement Senior Notes, as in effect on the date of issuance thereof), in any manner which purports to grant any lien, collateral or other security therefor, (iii) Borrowers shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrowers or on their behalf, promptly after the receipt thereof, or sent by Borrowers or on their behalf, concurrently with the sending thereof, as the case may be; (iv) so long as no Event of Default has occurred and is then continuing, Borrowers may purchase or redeem from time to time any of the Senior Notes and any of the Replacement Senior Notes, and may make prepayments from time to time of all or any portion of the indebtedness evidenced by the Senior Notes and the Replacement Senior Notes, provided that after giving effect to any such purchase, redemption or prepayment, Borrowers have Excess Availability of not less than $5,000,000; and (v) with respect to the indebtedness evidenced by the Replacement Senior Notes, Lender shall have received not less than five (5) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender the amount of such indebtedness, the person(s) to whom such indebtedness will be owed (or the agent or trustee on their behalf), the interest rate, the schedule of repayments and maturity date with respect thereto, the Borrower or Borrowers incurring such indebtedness and such other information as Lender may reasonably request with respect thereto, and Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness;

             (e) indebtedness secured by liens permitted under Section 9.8, to the extent permitted under such Section;

             (f) indebtedness of the Borrowers consisting of performance, bid or advance payment bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business, provided that the aggregate amount of such bonds shall not exceed $4,000,000, at any time outstanding; and

             (g) indebtedness permitted under Section 9.10.

             (h) indebtedness arising from intercompany loans and advances among the Borrowers and Guarantors, made in the ordinary course of business on fair and reasonable terms; and

             (i) unsecured indebtedness of Borrowers for borrowed money incurred after the Closing Date owing to any person on commercially reasonable rates and terms pursuant to an arm's length transaction; provided, that, (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender the amount of such indebtedness, the person to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto, the Borrower or Borrowers incurring such indebtedness and such other information as Lender may reasonably request with respect thereto, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, (iii) the sum of (A) the aggregate principal amount of such indebtedness of all Borrowers at any time outstanding, plus (B) the aggregate principal amount of the contingent obligations under all instruments of guarantee permitted under Section 9.10(i) then outstanding, plus
(C) the aggregate unpaid principal amount of all Senior Notes and Replacement Senior Notes then outstanding, shall not exceed $147,000,000, (iv) on and before the date of incurring such indebtedness and after giving effect thereto, no Event of Default, or event which with the passage of time or both would constitute an Event of Default, shall exist and be continuing, (v) Borrowers may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of the execution thereof, (vi) Borrowers shall not, directly or indirectly (A) make any prepayments or other non-mandatory payments in respect of such indebtedness, or
(B) amend, modify, alter or change any material terms of such indebtedness or any agreement, document or instrument related thereto in any manner which purports to grant any lien, collateral or other security therefor, or (C) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (vii) Borrowers shall furnish to Lender all notices, demands or other materials in connection with such indebtedness either received by Borrowers or on their behalf, promptly after the receipt thereof, or sent by Borrowers or on their behalf, concurrently with the sending thereof, as the case may be, and (viii) notwithstanding anything to the contrary contained in this Section 9.9(i), so long as no Event of Default has occurred and is then continuing, Borrowers shall have the right to make prepayments in respect of any such indebtedness, provided that after giving effect thereto, Borrowers have Excess Availability of not less than $5,000,000 in each instance.

         9.10 Loans, Investments, Guarantees, Etc. Each Borrower shall not, directly or indirectly, make any loans or advance money (other than sales on credit in the ordinary course of its business) or property to any person, or invest in (by capital contribution, dividend (except as expressly permitted under Section 9.11) or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

             (a) intercompany loans and advances among the Borrowers and Guarantors and the endorsement of instruments for collection or deposit in the ordinary course of business;

             (b) investments in Cash Equivalents; provided, that, unless waived in writing by Lender, so long as any Obligations are outstanding such Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments;

             (c) the existing loans, advances and guarantees by such Borrower outstanding as of the date hereof as set forth on Schedule 9.10 hereto or as permitted under Section 9.9; provided, that, as to such loans, advances and guarantees and except as permitted under Section 9.9, (i) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto in any manner which purports to grant any lien, collateral or other security therefor, or (B) as to such guarantees, except as otherwise permitted herein with respect to the underlying indebtedness, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) such Borrower shall furnish to Lender all notices, demands or other materials in connection with such loans, advances or guarantees either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

             (d) loans or advances of money (other than salary) to officers, directors, employees, independent contractors, or stockholders of Borrowers, not to exceed $500,000 in the aggregate outstanding at any one time, consisting of
(i) loans and expense advances in the ordinary course of business consistent with past practices and (ii) loans to Borrowers' employees, officers and directors in connection with the purchase by such employees, officers and directors of common stock of Parent so long as the cash proceeds of such purchase received by Parent are contemporaneously remitted by Parent to G+G as a capital contribution and that such obligations of employees, officers and/or directors are evidenced by promissory notes, provided, however, that loans and advances of money by G+G to Parent, the proceeds of which are used concurrently upon its receipt thereof by Parent to fund (x) costs and expenses incurred or payable by it in connection with an initial public offering of Parent's stock or
(y) the transactions permitted under Section 9.10 (e) (i), in each case, shall not be considered in the calculation of the $500,000 limitation contained in this Section 9.10 (d);

             (e) G+G shall be permitted to (i) make loans and advances to Parent, the proceeds of which are used concurrently upon its receipt thereof by Parent to fund the cost of redeeming or repurchasing Capital Stock of Parent (including without limitation the Senior Note Warrants) and (ii) purchase or otherwise acquire Capital Stock of Parent (including without limitation the Senior Note Warrants), provided that, in each case, (A) no Event of Default has occurred and is continuing on the date (the "transaction date") on which G+G proposes to make such loan, advance, purchase or acquisition (each a "transaction"), (B) Lender shall have received, at least ten (10) days prior to the transaction date, written notice from Borrowers of such proposed transaction, (C) Borrowers' Excess Availability on the transaction date, after giving effect to the proposed transaction, is at least $5,000,000 and (D) Borrowers' Net Worth on the transaction date, after giving effect to the proposed transaction, is in compliance with Section 9.14, provided further that, solely for the purpose of determining Borrowers' compliance with this clause
(D), the calculation of Net Worth shall exclude any amounts due to G+G from Parent as a result of loans and advances made by G+G to Parent pursuant to clause (i) of this Section 9.10(e);

             (f) Borrowers shall be permitted to form or purchase subsidiaries consistent with the terms of Section 9.7 and, subject to the limitation contained in Section 9.2(d), Borrowers may contribute assets or properties to subsidiaries engaged in a like business as G+G, so long as both before and after giving effect to any such formation, purchase or contribution, no Event of Default shall have occurred and be continuing;

             (g) investments in account debtors received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of customers in the ordinary course of business and in accordance with applicable collection and credit policies established by such Borrower;

             (h) promissory notes and other similar non-cash consideration received as proceeds of asset dispositions permitted by Section 9.7; and

             (i) guarantees by any Borrower, given in the ordinary course of its business, the indebtedness or obligations of any other Borrower or Guarantor.


         9.11 Dividends and Redemptions. G+G shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that

             (a) G+G may declare and pay cash dividends upon its Capital Stock, provided that (1) no Event of Default has occurred and is continuing on the date (the "dividend payment date") on which G+G proposes to pay such dividend, (2) Lender shall have received, at least ten (10) days prior to the dividend payment date, written notice from Borrowers of such proposed dividend, (3) Borrowers' Excess Availability on the dividend payment date, after giving effect to such Dividend, is at least $5,000,000 and (4) Borrowers' Net Worth on the dividend payment date, after giving effect to such dividend, is in compliance with Section 9.14,

             (b) G+G may issue stock dividends upon its Capital Stock so long as the same is in accordance with all applicable laws,

             (c) G+G may declare and pay cash dividends upon its Capital Stock in lieu of the loans and advances permitted to be made by it pursuant to clause
(i) of Section 9.10(e), but only if G+G could have otherwise made such loans and advances in compliance with the conditions contained in Section 9.10 (e), and

             (d) G+G may declare and issue dividends upon its Capital Stock consisting of Capital Stock of Parent (including without limitation the Senior Note Warrants) purchased or acquired by G+G in accordance with Section 9.10(e).

         9.12 Transactions with Affiliates. Except for (a) reasonable compensation paid to officers, employees and directors for services rendered in the ordinary course of business including, but not limited to the Employment Agreements set forth as items 1 and 2 on Schedule 9.12, and (b) transactions and/or payments otherwise permitted under, but in all cases, subject to, any other section of this Agreement, at any time that Borrowers have Excess Availability of less than $5,000,000 or any Event of Default has occurred and is continuing, no Borrower shall directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other person affiliated with Borrowers or make any payment of management, consulting or other fees for management or similar services.

         9.13 Credit Card Agreements. Borrowers shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by them at the times set forth therein;
(b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or material breach of any of the terms of any of the Credit Card Agreements; (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend (unless such amendment does not adversely affect Lender's rights under the Financing Agreements), waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, Borrowers may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Borrowers; provided, that, Borrowers shall give Lender not less than fifteen (15) days prior written notice of their intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless
(i) Lender shall have received not less than thirty (30) days prior written notice of the intention of Borrowers to enter into such agreement (together with such other information with respect thereto as Lender may request) and (ii) Borrowers deliver, or cause to be delivered to Lender, a Credit Card Acknowledgment in favor of Lender; (e) give Lender written notice of any Credit Card Agreement entered into by Borrowers after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may request; and (f) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may reasonably require from time to time concerning the observance, performance and compliance by Borrowers or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements. Lender acknowledges that on or before the Closing Date, it has received notice from the Borrowers of their intention to enter into a new Credit Card Agreement after the Closing Date with a new Credit Card Issuer known as Shoppers Charge Accounts Co., and Lender agrees that such notice shall satisfy the requirement contained in clause (d)(i) of the previous sentence (it being understood that the Borrowers shall still be obligated to comply with the requirements contained in clause (d)(ii) of the previous sentence if such new Credit Card Agreement is in fact consummated).

         9.14 Net Worth. With respect to any fiscal month during which Excess Availability, on any day during such fiscal month, is equal to or less than $7,500,000, G+G, at all times during and at the end of such fiscal month, shall have a Net Worth of not less than $40,000,000.

         9.15 Compliance with ERISA.

             (a) Each Borrower shall not with respect to any "employee benefit plans" maintained by any Borrower or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any material accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation or (vi) incur any material withdrawal liability with respect to any multiemployer pension plan.

             (b) As used in this Section 9.15, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

         9.16 Additional Bank Accounts. Borrowers shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts, accounts holding Cash Equivalents and other investments permitted hereunder, and the accounts set forth in Schedule 6.3 hereto, except:
(a) any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, so long as in the case of any such other accounts the applicable bank or financial institution has executed an agreement as described in Section 6.3(a) hereof or, in the case of depository or concentration accounts, so long as Borrowers have given written notice to such depository or concentration account bank to transfer on a daily basis to a Blocked Account all funds received in such depository or concentration account, and (b) as to any depository or concentration accounts used by Borrowers


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


to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

         9.17 Costs and Expenses. Borrowers shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) with respect to any period during which an Event of Default has occurred and is continuing, all out-of-pocket expenses and costs incurred during such period by Lender pursuant to Lender's field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of $650 per person for each day during such period that Lender's examiners (whether stationed in the field or office) are engaged in an examination of Borrowers' books and records and Collateral and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

         9.18 Further Assurances. At the request of Lender at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrowers representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, each Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

         10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

             (a) (i) any Borrower fails to pay any of the Obligations when due; or (ii) any Borrower or any Obligor fails to perform any of the covenants contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i) and such failure shall continue for fifteen
(15) days; provided, that, such fifteen (15) day period shall not apply in the case of (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) a willful breach of any Borrower or any Obligor of any such covenant or (C) the failure to observe or perform any of the covenants or provisions contained in Section 9.2(ii), 9.6(a), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.15, 9.16 or 9.18 of
this Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements;

             (b) any representation, warranty or statement of fact made by any Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

             (c) any Obligor revokes or terminates any guarantee, endorsement or other agreement of such party in favor of Lender;

             (d) (i) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of $2,500,000 in the aggregate (net of amounts covered by insurance) and either (A) shall remain undischarged or unvacated or unstayed for a period in excess of thirty (30) consecutive days or
(B) enforcement proceedings shall have been commenced upon such judgment or execution shall at any time not be effectively stayed, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets, unless the same could not reasonably be expected to have a Material Adverse Effect;

             (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies, or except as otherwise permitted hereunder, any Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

             (f) any Borrower or any Obligor becomes insolvent (as defined under applicable state or federal law), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

             (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty
(60) days after
the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

             (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property;

             (i) any default by any Borrower or any Obligor occurs under (i) the Senior Notes or the Indenture, (ii) any other agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or (iii) or in respect of any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case under clause (ii) or clause (iii) hereof in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto;

             (j) any Change of Control shall have occurred;

             (k) the indictment or threatened indictment of any Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of any Borrower or such Obligor;

             (l) there shall be a Material Adverse Change in the business or assets of any Borrower or any Obligor after the date hereof; or

             (m) an event of default (after giving effect to any applicable grace and/or cure period and/or notice period) shall have occurred under any of the other Financing Agreements.

        10.2 Remedies.

             (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

             (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waive any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required.

             (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

             (d) Without limiting the foregoing, Lender may, at its option, without notice (i) upon the occurrence and during the continuance of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) upon the occurrence and during the continuance of an Event of Default, or an event which would with notice or passage of time or both constitute an Event of Default under Section 10.1(g) or Section 10.1(h), terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrowers.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
            GOVERNING LAW

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

             (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

             (b) Each Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

             (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon such Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower shall appear in answer to such process, failing which such Borrower shall be deemed in default and judgment may be entered by Lender against such Borrower for the amount of the claim and other relief requested.

             (d) EACH BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS


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


AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

             (e) Lender shall not have any liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

         11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrowers which Lender may elect to give shall entitle Borrowers to any other or further notice or demand in the same, similar or other circumstances.

         11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrowers. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

         11.4 Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 Indemnification. Each Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, court costs, and the fees and expenses of counsel, except for any losses, claims, damages, liabilities, costs or expenses which result from the gross negligence or willful misconduct of Lender as determined pursuant


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


to a final non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

         12.1 Term.

             (a) This Agreement and the other Financing Agreements shall become on the Closing Date and shall continue in full force and effect for a term ending on the date (the "Renewal Date") occurring three (3) years from the Closing Date, and from year to year thereafter, unless sooner terminated pursuant to the terms hereof, including, without limitation, pursuant to Section 12.1(c) hereof; provided, that, Lender or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice, or, alternatively, effective upon any other date pursuant to Section 12.1(c); provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York City time.

             (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrowers of their respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

             (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

          Amount                             Period
          ------                             ------
(i)       1.00% of the Maximum Credit        From the Closing Date to and including
                                             May 1, 2002
(ii)      .5% of the Maximum Credit          From May 2, 2002 to and including May 1,
                                             2003
(iii)     .25% of the Maximum Credit         From May 2, 2003 to and including May 1,
                                             2004.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

             (d) Notwithstanding anything to the contrary contained in Section 12.1(c), in the event of the termination of this Agreement by Borrowers prior to the end of the then current term and the full and final repayment of all of the Obligations and the receipt by Lender of cash collateral all as provided in
Section 12.1 (a), Borrowers shall not be required to pay the early termination fee provided for above if each of the following conditions is satisfied: (i) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, (ii) Lender shall have received not less than thirty (30) days prior written notice of the intention of Borrowers to so terminate this Agreement, and
(iii) the final payment in full of all of the Obligations is received simultaneously with (A) the refinancing of the Credit Facility with proceeds of loans made to Borrowers by (1) Lender or an affiliate of Lender or (2) any other financial institution, (B) the consummation of a public equity offering, after the first anniversary of the date hereof, which equity offering shall be registered under the Securities act of 1933, as amended, and the net proceeds received by Borrowers shall not be less than the Maximum Credit; or (C) the consummation by Borrowers after the first anniversary of the date hereof of an unsecured bond, debenture or note offering pursuant to which Borrowers shall receive net proceeds of not less than the Maximum Credit, provided, however, that notwithstanding the foregoing, in the event that the conditions set forth in clauses (i), (ii) and (iii) (A) (2) of this sentence shall have been satisfied, then Borrowers shall be required to pay to Lender as an early termination fee one-half of the amount that Borrowers would otherwise be obligated to pay Lender pursuant to Section 12.1(c).

         12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrowers at their chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with


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


instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, seven (7) days after mailing.

         12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers and their respective successors and assigns, except that Borrowers may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrowers, assign their rights and delegate their obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation, provided, however, that Lender shall obtain Borrowers' prior written consent, which consent shall not be unreasonably withheld, with respect to any such proposed assignment or participation by Lender, and if the proposed assignee or participant is a lending institution that is not organized and existing under the laws of the United States or a political subdivision thereof, such lending institution must be capable of receiving payments of interest hereunder without deduction or withholding of United States federal income taxes under the provisions of an applicable tax treaty concluded by the United States.

         12.5 Confidentiality

             (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrowers to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

             (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrowers or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrowers, (iii) require Lender to return any materials furnished by Borrowers to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

         12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Lender and Borrowers have caused these presents to be duly executed as of the day and year first above written.

                                     LENDER:

                                     THE CIT GROUP/BUSINESS CREDIT, INC.



                                     By:  /s/ David M. Phillips
                                        ----------------------------------------
                                     Name:       David M. Phillips
                                     Title:      Vice President
                                     Address:    1211 Avenue of the Americas
                                                 New York, New York 10036


                                     BORROWER:

                                     G+G RETAIL, INC.


                                     By:  /s/ Michael Kaplan
                                        ----------------------------------------
                                     Name:       Michael Kaplan
                                     Title:      Chief Financial Officer
                                     Address:    520 Eighth Avenue
                                                 New York, New York 10018

ANNEXES             -      Omitted

Annex A             -      Closing Document Checklist

EXHIBITS            -      Omitted

Exhibit A           -      Information Certificate
Exhibit B           -      form of Revolving Credit Note

SCHEDULES           -      Omitted

Schedule 6.3        -      bank accounts
Schedule 8.3        -      address of chief executive office and locations of records
Schedule 8.4        -      existing liens
Schedule 8.8        -      environmental matters
Schedule 8.9        -      Credit Card Agreements
Schedule 9.9        -      existing indebtedness and obligations
Schedule 9.10       -      existing loans, advances and guarantees
Schedule 9.12       -      employment agreements



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